EXHIBIT 99.2

      COMMUNITY CAPITAL BANCSHARES INC. AND ALBANY BANK & TRUST ANNOUNCE THE
                                 ACQUISITION OF
                        THE FIRST BANK OF DOTHAN, ALABAMA

The Board of Directors of Community Capital Bancshares Inc. and Albany Bank & Trust, N.A. announced today the signing of the Definitive Agreement to purchase First Bank of Dothan, Inc. First Bank of Dothan will continue to operate as a State Chartered Bank located and headquartered in Dothan, Alabama. Under the leadership of Rex Blount, Jeannie Mathews and Bruce Smith, First Bank of Dothan will continue to operate as a locally managed financial institution.

Consummation of the transaction is subject to regulatory and shareholder approval and is expected to take place in the fourth quarter of 2003. Bob Lee, President of Community Capital Bancshares, said, "we are extremely pleased to enter into this special market with the staff of First Bank of Dothan and look forward to working with them in broadening their range of investment and banking services throughout Southeast Alabama. Our number one priority during this time will be to ensure a smooth and seamless conversion for all of the customers. The management team and staff of First Bank of Dothan are extremely focused and capable of expanding the market share in Dothan and Southeast Alabama. We are pleased to partner with such a fine group of people."

Rex  Blount  said,  "we are excited about the affiliation with Community Capital
Bancshares, Inc., as this will give First Bank of Dothan the opportunity for growth and provide many more services for our customers."

Albany Bank & Trust, the lead bank for Community Capital Bancshares is headquartered in Albany, Georgia and is a rapidly growing community bank. As of June 15, 2003, Albany Bank & Trust had assets of $125 million with deposits totaling over $100 million. It offers a variety of commercial banking products applicable to all facets of our metro areas. In the last six months, the bank has begun offering Trust Services to Southwest Georgia and will offer the same to Southeast Alabama at the completion of this acquisition. In addition, the bank will also offer mortgage services, brokerage services, internet banking and other electronic products to service the Dothan market.

For  more information, please visit our website at www.albanybankandtrust.com or
                                                   --------------------------
call us at (229) 446-2265 or drop by at any of our three locations in the Albany/Dougherty/Lee County.


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